Exhibit 99.1
CytoCore Signs First U.S. Distributor for SoftPAP(TM) Cell Collectors
Monday March 17, 6:32 am ET
Company Ships First U.S. Order
CHICAGO—(BUSINESS WIRE)—CytoCore Inc. (OTCBB:CYOE — News), a leading developer of cost-effective cancer screening systems to assist in the early detection of cervical, endometrial, and other cancers, announced today its first U.S. distribution agreement and first U.S. order for its SoftPAP™ cell collector, the revolutionary sample collection device, with CoMedical, Inc., headquartered in Seattle, Washington (www.comedical.com).

Privately held CoMedical, Inc. was founded in 1980 and serves healthcare professionals in Washington, Oregon, Idaho, Montana, Wyoming and Alaska. The Company focuses on representing small innovative healthcare product manufacturers to introduce their products to targeted healthcare professionals.
The SoftPAP Cervical Cell Collector offers a quicker, more accurate specimen collection for the Pap test with minimal possibility of user error.  SoftPAP is designed to collect a full 360 degree specimen from both the cervical canal and the outer surface of the cervix, simultaneously resulting in a more complete and comprehensive specimen for testing.  It is designed to consistently sample the entire cervix in a single-step using an inflatable balloon collector. The patented single-use silicon balloon is a mirror image of the surface of the ecto- and endo-cervix. During collection, the balloon is slightly inflated by pressing a button on the collector handle. The volume of air is fixed and controlled so no over or under inflation can occur. The balloon is designed so that regardless of the shape of the cervix, when the balloon inflates, the balloon’s surface comes into contact with all walls of the cervix that need sampling in a single step. Cells are collected from 360 degrees around the ecto-cervix, and from within the endo-cervix by touch. No rotation of the Collector is necessary.  Results include greater patient comfort and ease of use for the physician, and greater cellularity thereby reducing the inadequate specimens for analysis. When compared to traditional cell collection techniques, clinical studies have shown that while collecting a better quality specimen, SoftPAP reduces patient adverse events, primarily bleeding and spotting, by 95%.  By virtually eliminating “adverse events,” the SoftPAP should help overcome any patient reluctance to having the Pap test, which, in turn, should provide a method to increase early detection of HPV and potentially related cervical dysplasia.
“The SoftPAP cervical cell collector is a major advancement for the Pap test,” said Robert McCullough, Jr., President & CEO of CytoCore. “The Collector offers much greater patient comfort as well as improved physician confidence in the test sample by acquiring a more complete and comprehensive cervical specimen for more consistently reliable Pap test results. As with the launch of any new medical device, it is critical to work with the right partners who have proven abilities to develop market opportunities.  CoMedical is such a partner. Their focus on the Pacific Northwest and their emphasis on working with innovative manufacturers such as CytoCore are both characteristics that enhance our team’s potential for success with the Collector’s introduction in this country.  We expect this agreement to be the first of a number of regional distribution agreements we will sign in the near future as CytoCore expands its production and marketing plans in the U.S.,” Mr. McCullough added.
About CytoCore Inc.
CytoCore develops cost-effective cancer screening systems, which can be utilized in a laboratory or at the point-of-care, to assist in the early detection of cervical, endometrial, and other cancers. The CytoCore Solutions(tm) System is being developed to provide medical practitioners with highly accurate, low-cost, cervical and uterine cancer screening systems that can be seamlessly integrated into existing medical models. More information is available at: www.CytoCoreInc.com.
Certain statements in this release are forward-looking. These statements are based on CytoCore’s current expectations and involve many risks and uncertainties, such as the company’s inability to obtain sufficient financing, the possibility that clinical trials will not substantiate CytoCore’s expectations with respect to the CytoCore Solutions™ System, and other factors set forth in reports and documents filed by CytoCore with the Securities and Exchange Commission. Actual results may differ materially from CytoCore’s current expectation depending upon a number of factors affecting the Company’s business. These factors include, among others, risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Except as expressly required by law, CytoCore undertakes no obligation to publicly update or revise any forward-looking statements contained herein.
Contact:
CytoCore, Inc.
Robert McCullough, Jr., 312-222-9550
or
EVC Group
Douglas Sherk/Matthew Selinger, 415-896-6820
mselinger@evcgroup.com